Exhibit 99.1

onsemi to Acquire GT Advanced Technologies

Transaction accelerates onsemi’s mission to push innovation to create intelligent power and sensing technologies and build a sustainable future

Expands onsemi’s silicon carbide capabilities & assures customer supply to meet the rapid ramp-up of the sustainable ecosystem, including electric vehicles (EVs), EV charging and energy infrastructure

Reinforces onsemi’s commitment to make substantial investments in disruptive, high-growth technologies

PHOENIX, AZ and HUDSON, NH – August 25, 2021 – onsemi (Nasdaq: ON), a leading supplier of intelligent power and sensing technologies, and GT Advanced Technologies (“GTAT”), a producer of silicon carbide (SiC), today announced that they have entered into a definitive agreement under which onsemi will acquire GTAT for $415 million in cash.

Founded in 1994, GTAT has significant experience in crystalline growth, including SiC. SiC is a key material for next-generation semiconductors that provide technical benefits in SiC power switching devices, significantly improving system efficiency in electric vehicles (EVs), EV charging and energy infrastructure.

The transaction is expected to better position onsemi to secure and grow supply of SiC and meet rapidly growing customer demand for SiC-based solutions in the sustainable ecosystem, including EVs, EV charging and energy infrastructure. Combining onsemi’s manufacturing capabilities with GTAT’s technical expertise will accelerate SiC development and position onsemi to better serve customers as the sustainable ecosystem rapidly ramps up over the next decade. This enhanced SiC capability will allow onsemi to assure customers of supply of critical components and to further commercialize intelligent power technologies.

“This transaction reflects our confidence and stated commitment to meaningfully invest in silicon carbide solutions to support the creation of intelligent power and sensing technologies to help build a sustainable future,” said Hassane El-Khoury, president and chief executive officer of onsemi. “We are focused on deepening our leadership and innovation in game-changing technologies that support the automotive and industrial sectors, and GTAT brings outstanding technical capabilities and expertise in developing wafering-ready silicon carbide, which we intend to accelerate and expand to better empower customers in our high-growth end markets. We look forward to welcoming GTAT’s talented employees to the onsemi team and driving innovation together.”

“Today’s announcement marks the start of a new chapter for GTAT and is a testament to the value created by the hard work and strength of our team,” said Greg Knight, president and chief executive officer of GTAT. “onsemi is strategically positioned to scale our capabilities, providing the resources and platform to maximize the potential of our cutting-edge production techniques and ensure we remain on the forefront of advanced crystalline growth.”

The acquisition also reinforces onsemi’s commitment to make substantial investments in disruptive, high-growth technologies, consistent with the company’s recently announced 2025 target financial model described during its Analyst Day presentation. As onsemi previously stated, capital expenditures are expected to be approximately 12% of revenue in 2022 and 2023, as onsemi invests to drive differentiation and leadership, including in SiC. The transaction is not expected to impact the company’s 2025 target financial model.

onsemi plans to invest in expanding GTAT’s research and development efforts to advance 150mm and 200mm SiC crystal growth technology, while also investing in the broader SiC supply chain, including Fab capacity and packaging.

The transaction, which has been unanimously approved by the Boards of Directors of onsemi and GTAT, is expected to close in the first half of 2022. Completion of the transaction is subject to regulatory approvals and other customary closing conditions. Approval of onsemi’s stockholders is not required in connection with the proposed transaction.

onsemi intends to fund the transaction through cash on hand and available capacity under its existing revolving credit facility. The company expects the transaction to be marginally dilutive to its non-GAAP earnings per share in the immediate term and to be accretive within one year after close.

About onsemi

onsemi (Nasdaq: ON) is driving disruptive innovations to help build a better future. With a focus on automotive and industrial end-markets, the company is accelerating change in megatrends such as vehicle electrification and safety, sustainable energy grids, industrial automation, and 5G and cloud infrastructure. With a highly differentiated and innovative product portfolio, onsemi creates intelligent power and sensing technologies that solve the world’s most complex challenges and leads the way in creating a safer, cleaner, and smarter world. Learn more about onsemi at www.onsemi.com.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc., through its wholly owned subsidiaries including GTAT Corporation, is headquartered in Hudson, N.H. USA and manufactures SiC and sapphire materials for high-growth markets. SiC materials are fundamental to the accelerated adoption of a new generation of products such as electric vehicles, high-power industrial motors, and telecom infrastructure applications. Sapphire materials are fundamental in advanced optical, mechanical and laser applications, as well as in aerospace/defense systems. GTAT is a valued supply chain partner in the diverse markets that it serves. For more information about the company, please visit www.gtat.com.

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onsemi and the onsemi logo are trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

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Cautions Regarding Forward-Looking Statements

Certain statements in this press release, including, among others, the expected closing of the transactions and the potential effects thereof, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “should,” or “anticipates,” and similar expressions. All forward-looking statements in this press release are made based on onsemi’s current expectations, forecasts, estimates and assumptions, and involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in the forward-looking statements. Among these, such risks and uncertainties include, but are not limited to, the risk that one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise, and the risk that the transaction does not close when anticipated, or at all, including the risk that the requisite regulatory approvals may not be obtained. Additional factors that could cause results to differ materially from those projected in the forward-looking statements are contained in onsemi’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of onsemi’s filings with the SEC. onsemi assumes no obligation to update such information, except as may be required by law.

Contacts

onsemi

Media Contacts:

Sarah Rockey

Corporate/Media Communications

onsemi

+1 (602) 244-5190

sarah.rockey@onsemi.com

Finsbury Glover Hering for onsemi

onsemi@fgh.com

+1 (646)-805-2000

Investor Contact:

Parag Agarwal

Vice President - Investor Relations & Corporate Development

onsemi

+1 (602)-244-3437

investor@onsemi.com

GTAT

Chris Van Veen

Marketing Communications Manager

o: +1 (603) 417-2230

c: +1 (603) 320-5759

Chris.vanveen@gtat.com